EXHIBIT 99.1

News Release

Investor Relations: Kate Vanek, +1 646 654 4593

Media Relations: Laura Nelson, +1 203 563 2929

NIELSEN REPORTS 4th QUARTER AND FULL YEAR 2015 RESULTS

New York, USA – February 11, 2016 – Nielsen Holdings plc (NYSE: NLSN) today announced fourth quarter and full year 2015 results. Revenues were $1,624 million for the fourth quarter of 2015, down 0.6% due to the impact of foreign exchange, but up 5.6% on a constant currency basis, compared to the fourth quarter of 2014. This marks the company’s 38th consecutive quarter of constant currency revenue growth. Revenues were $6,172 million for the full year of 2015, down 1.8% due to the impact of foreign exchange, but up 5.0% on a constant currency basis, compared to 2014.

“2015 was a banner year for our company with the rollout of Nielsen Total Audience Measurement, new client wins across both our Watch and Buy segments, and the launch of the Nielsen enterprise marketing platform driven by our acquisition of eXelate. In addition, throughout the year we returned over $1 billion in cash to shareholders in the form of dividends and share repurchases. These successes are a testament to our investment strategy as well as our commitment to consistently deliver shareholder value,” said Mitch Barns, Chief Executive Officer at Nielsen.

Barns continued, “We look forward in 2016 with confidence. In times of economic turmoil and market volatility, the strengths of Nielsen’s resilient business model are most evident. Our consistent mid-single digit constant currency revenue growth, margin expansion and free cash flow generation continue to be fueled by our core measurement and analytics businesses which remain stronger than ever. Our independence, gold-standard measurement, rapidly developing platform for precision marketing, and successful framework for Total Audience Measurement, are some of the most important underpinnings of this resilience, and our client relationships continue to grow as a result.”

Fourth Quarter 2015 Operating Results

Revenues for the fourth quarter decreased 0.6% to $1,624 million due to the impact of foreign exchange, but increased 5.6% on a constant currency basis, compared to the fourth quarter of 2014.

Revenues within the Buy segment decreased 3.2% to $879 million, or increased 5.9% on a constant currency basis. Revenues in the developed markets grew 4.8% on a constant currency basis. Buy emerging markets revenue grew 8.4% on a constant currency basis, despite the macroeconomic headwinds. The growth in both regions reflects new client wins, strength in discretionary spend and benefits from our investments.

Revenues within the Watch segment increased 2.8%, or 5.2% on a constant currency basis, to $745 million. Audience Measurement of Video and Text increased 7.6% on a constant currency basis due to the continued client adoption of the company’s Total Audience Measurement framework, which includes the company’s Digital Ad and Digital Content Ratings offerings as well as the Company’s ongoing investments in these products. The Audio business decreased 6.9% on a constant currency basis due to the previously communicated impact of delivery timing. Marketing Effectiveness had another strong quarter, growing 31.3% on a constant currency basis due to clients’ growing demand for our marketing ROI, enterprise marketing platform and precision targeting offerings. Other Watch decreased 13.8% on a constant currency basis as we continue to run off the legacy online rankings products and exit non-core media analytics products.

Net income for the fourth quarter increased 60.8% to $254 million, an increase of 84.1% on a constant currency basis, compared to the fourth quarter of 2014. The year over year increase is largely driven by financial gains of $206 million recorded during the quarter primarily associated with an increased stake in Nielsen Catalina Solutions. Net income per share, on a diluted basis, was $0.68 compared to $0.42 in the fourth quarter of 2014.

Adjusted EBITDA for the fourth quarter increased 1.3% to $531 million, or 7.1% on a constant currency basis compared to the fourth quarter of 2014. As a percentage of revenues, adjusted EBITDA grew 61 basis points, or 45 basis points on a constant currency basis, due to the benefit of our ongoing productivity initiatives and the operating leverage of the business.

EXHIBIT 99.1

Adjusted Net Income for the fourth quarter of $300 million was down 2.9% as compared to the fourth quarter of 2014, but up 3.1% on a constant currency basis. Adjusted Net Income per share on a diluted basis was $0.82 compared to $0.81 in the fourth quarter of 2014.

Year Ended December 31, 2015 Operating Results

Revenues for the full year decreased 1.8% to $6,172 million due to the impact of foreign exchange, but increased 5.0% on a constant currency basis, compared to 2014.

Revenues within the Buy segment decreased 5.1% to $3,345 million, or increased 5.0% on a constant currency basis. Revenues in the developed markets grew 3.5% on a constant currency basis. Buy emerging markets revenue grew 8.5% on a constant currency basis. The segment’s growth was due to investments in coverage, new client wins and success with retailers.

Revenues within the Watch segment increased 2.2%, or 4.9% on a constant currency basis, to $2,827 million. The growth was primarily driven by 6.4% constant currency growth in Audience Measurement of Video and Text, which is reflective of both marked progress with the company’s Total Audience Measurement strategy and continued investments in our business. The Audio business grew 1.2% while Marketing Effectiveness grew 21.0% for the full year, both on a constant currency basis. Other Watch decreased 14.1% on a constant currency basis as we continue to run off the legacy online rankings products and exit non-core media analytics products.

Net income for the year increased 50.9% to $575 million, an increase of 87.9% on a constant currency basis, compared to 2014. The year over year increase is largely driven by the financial gains of $206 million recorded during the fourth quarter of 2015, as discussed above, as well as fees associated with a debt refinancing during 2014, which were not incurred in 2015. Net income per share, on a diluted basis, was $1.54 compared to $1.00 in the 2014.

Adjusted EBITDA for the year increased 1.1% to $1,858 million, or 7.2% on a constant currency basis, compared to 2014. As a percentage of revenues, adjusted EBITDA grew 89 basis points, or 61 basis points on a constant currency basis, due to the benefit of our ongoing productivity initiatives and the accretive impact of our investments in coverage and analytics.

Adjusted Net Income for the year of $975 million increased 0.5% as compared to 2014, or 8.5% on a constant currency basis. Adjusted Net Income per share on a diluted basis was $2.63 compared to $2.52 in 2014.

Financial Position

As of December 31, 2015, cash balances were $357 million and gross debt was $7,338 million. Net debt (gross debt less cash and cash equivalents) was $6,981 million and our net debt leverage ratio was 3.76x at the end of the year. Net capital expenditures were $401 million for the full year 2015 as compared to $412 million for 2014.

Cash flow from operations increased to $1,179 million for full year of 2015 from $1,093 million in 2014. Free cash flow for the full year 2015 increased to $804 million from $681 million in 2014. The increase in cash flow from operations and free cash flow was due to our continued focus on working capital management as well as the stronger operating performance discussed above. The Company’s free cash flow as a percentage of adjusted net income conversion ratio improved from 70% in 2014 to 82%, exhibiting continued progress to the 90%+ conversion goal.

Capital Allocation

The company repurchased $667 million of its stock during the year. The company has a total of $856 million remaining for repurchase under the existing share repurchase program, including the incremental $500 million authorization announced on December 11, 2015, which it anticipates largely utilizing by the end of 2017.

Conference Call and Webcast

Nielsen will hold a conference call to discuss financial results for its fourth quarter and full year 2015 at 8:00 a.m. U.S. Eastern Time (ET) on February 11, 2016. The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors or by dialing +1-877-201-0168. Callers outside the U.S. can dial +1-647-788-4901. The passcode for the call is “13858148.” An audio replay and transcript will be available on the investor relations website after the call.

EXHIBIT 99.1

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘anticipates’, ‘should’, ‘goal’, ‘look’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, the integration of Arbitron, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the Company (including the Company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a global performance management company that provides a comprehensive understanding of what consumers watch and buy. Nielsen’s Watch segment provides media and advertising clients with Total Audience measurement services across all devices where content — video, audio and text — is consumed. The Buy segment offers consumer packaged goods manufacturers and retailers the industry’s only global view of retail performance measurement. By integrating information from its Watch and Buy segments and other data sources, Nielsen provides its clients with both world-class measurement as well as analytics that help improve performance.  Nielsen, an S&P 500 company, has operations in over 100 countries that cover more than 90 percent of the world’s population. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors and our Twitter account at http://twitter.com/Nielsen

EXHIBIT 99.1

Results of Operations—(Three and Twelve Months Ended December 31, 2015 and 2014)

The following table sets forth, for the periods indicated, the amounts included in our Condensed Consolidated Statements of Operations:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2015	2014	2015	2014
Revenues	$1,624	$1,633	$6,172	$6,288
Cost of revenues	654	653	2,539	2,620
Selling, general and administrative expenses	510	478	1,915	1,917
Depreciation and amortization	142	148	574	573
Restructuring charges	8	46	51	89
Operating income	310	308	1,093	1,089
Interest income	1	—	4	3
Interest expense	(80)	(71)	(311)	(300)
Foreign currency exchange transaction losses, net	(4)	(39)	(31)	(71)
Other income/(expense), net	206	—	206	(100)
Income from continuing operations before income taxes and equity in net loss of affiliates	433	198	961	621
Provision for income taxes	(177)	(34)	(383)	(236)
Equity in net loss of affiliates	(2)	(6)	(3)	(4)
Net income	254	158	575	381
Net income/(loss) attributable to noncontrolling interests	3	(3)	5	(3)
Net income attributable to Nielsen stockholders	$251	$161	$570	$384
Net income per share of common stock, basic
Income from continuing operations	$0.69	$0.43	$1.55	$1.01
Net income attributable to Nielsen stockholders	$0.69	$0.43	$1.55	$1.01
Net income per share of common stock, diluted
Income from continuing operations	$0.68	$0.42	$1.54	$1.00
Net income attributable to Nielsen stockholders	$0.68	$0.42	$1.54	$1.00
Weighted-average shares of common stock outstanding, basic	363,059,789	377,676,631	366,996,788	379,333,037
Dilutive shares of common stock	3,436,080	4,164,203	3,961,016	5,038,415
Weighted-average shares of common stock outstanding, diluted	366,495,869	381,840,834	370,957,804	384,371,452

EXHIBIT 99.1

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate the results of our operations. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. No adjustment has been made to foreign currency exchange transaction gains or losses in the calculation of constant currency net income.

The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis for the three and twelve months ended December 31, 2015.

(IN MILLIONS)	Three Months Ended December 31, 2015 Reported	Three Months Ended December 31, 2014 Reported	% Variance 2015 vs. 2014 Reported	Three Months Ended December 31, 2014 Constant Currency	% Variance 2015 vs. 2014 Constant Currency
Revenues by segment
Developed Markets	$607	$611	(0.7)%	$579	4.8%
Emerging Markets	272	297	(8.4)%	251	8.4%
Buy	$879	$908	(3.2)%	$830	5.9%

Audience Measurement (Video and Text)	$479	$459	4.4%	$445	7.6%
Audio	122	131	(6.9)%	131	(6.9)%
Marketing Effectiveness	88	68	29.4%	67	31.3%
Other Watch	56	67	(16.4)%	65	(13.8)%
Watch	$745	$725	2.8%	$708	5.2%
Total	$1,624	$1,633	(0.6)%	$1,538	5.6%

EXHIBIT 99.1

(IN MILLIONS)	Twelve Months Ended December 31, 2015 Reported	Twelve Months Ended December 31, 2014 Reported	% Variance 2015 vs. 2014 Reported	Twelve Months Ended December 31, 2014 Constant Currency	% Variance 2015 vs. 2014 Constant Currency
Revenues by segment
Developed Markets	$2,301	$2,390	(3.7)%	$2,224	3.5%
Emerging Markets	1,044	1,133	(7.9)%	962	8.5%
Buy	$3,345	$3,523	(5.1)%	$3,186	5.0%

Audience Measurement (Video and Text)	$1,840	$1,784	3.1%	$1,729	6.4%
Audio	504	498	1.2%	498	1.2%
Marketing Effectiveness	282	239	18.0%	233	21.0%
Other Watch	201	244	(17.6)%	234	(14.1)%
Watch	$2,827	$2,765	2.2%	$2,694	4.9%
Total	$6,172	$6,288	(1.8)%	$5,880	5.0%

The below table presents a reconciliation from Adjusted EBITDA and Adjusted Net Income on a reported basis to a constant currency basis for the three and twelve months ended December 31, 2015.

(IN MILLIONS)	Three Months Ended December 31, 2015 Reported	Three Months Ended December 31, 2014 Reported	% Variance 2015 vs. 2014 Reported		Three Months Ended December 31, 2014 Constant Currency	% Variance 2015 vs. 2014 Constant Currency

Net Income	$254	$158	60.8%		$138	84.1%

Adjusted EBITDA	$531	$524	1.3%		$496	7.1%

Adjusted Net Income	$300	$309	(2.9	) %	$291	3.1%

(IN MILLIONS)	Twelve Months Ended December 31, 2015 Reported	Twelve Months Ended December 31, 2014 Reported	% Variance 2015 vs. 2014 Reported	Twelve Months Ended December 31, 2014 Constant Currency	% Variance 2015 vs. 2014 Constant Currency

Net Income	$575	$381	50.9%	$306	87.9%

Adjusted EBITDA	$1,858	$1,837	1.1%	$1,734	7.2%

Adjusted Net Income	$975	$970	0.5%	$899	8.5%

Adjusted EBITDA and Adjusted Net Income

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, equity in net income of affiliates, restructuring charges, goodwill and intangible asset impairment charges, stock-based compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items considered unusual or non-recurring in nature. We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors.

We define Adjusted Net Income as net income or loss from our consolidated statements of operations before income taxes, depreciation and amortization associated with acquired tangible and intangible assets, equity in net income of affiliates, restructuring charges, goodwill and intangible asset impairment charges, other non-operating items from our consolidated statements of operations and certain other items considered unusual or non-recurring in nature, reduced by cash paid for income taxes.

Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share of common stock are not presentations made in accordance with GAAP.

EXHIBIT 99.1

The below table presents a reconciliation from net income to Adjusted EBITDA and Adjusted Net Income for the three and twelve months ended December 31, 2015 and 2014, respectively:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2015	2014	2015	2014
Net income	$254	$158	$575	$381
Interest expense, net	79	71	307	297
Provision for income taxes	177	34	383	236
Depreciation and amortization	142	148	574	573
EBITDA	652	411	1,839	1,487
Equity in net loss of affiliates	2	6	3	4
Other non-operating (income)/expense, net	(202)	39	(175)	171
Restructuring charges	8	46	51	89
Stock-based compensation expense	9	11	48	47
Other items(a)	62	11	92	39
Adjusted EBITDA	531	524	1,858	1,837
Interest expense, net	(79)	(71)	(307)	(297)
Depreciation and amortization	(142)	(148)	(574)	(573)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	53	52	205	204
Cash paid for income taxes	(54)	(37)	(159)	(154)
Stock-based compensation expense	(9)	(11)	(48)	(47)
Adjusted net income	$300	$309	$975	$970
Adjusted net income per share of common stock, diluted	$0.82	$0.81	$2.63	$2.52
Weighted-average shares of common stock outstanding, basic	363,059,789	377,676,631	366,996,788	379,333,037
Dilutive shares of common stock from stock compensation plans	3,436,080	4,164,203	3,961,016	5,038,415
Weighted-average shares of common stock outstanding, diluted.	366,495,869	381,840,834	370,957,804	384,371,452
(a)

For the three and twelve months ended December 31, 2015, other items consist of a $36 million donation to the Nielsen Foundation, $14 million charge for the partial settlement of certain U.S. pension plans, and other non-recurring costs. For the three and twelve months ended December 31, 2014, other items consist of non-recurring items.

Free Cash Flow

We define free cash flow as net cash provided by operating activities, plus the excess tax benefit on stock-based compensation, less capital expenditures, net. We believe providing free cash flow information provides valuable supplemental liquidity information regarding the cash flow that may be available for discretionary use by us in areas such as the distributions of dividends, repurchase of common stock, voluntary repayment of debt obligations or to fund our strategic initiatives, including acquisitions, if any. However, free cash flow does not represent residual cash flows entirely available for discretionary purposes; for example, the repayment of principal amounts borrowed is not deducted from free cash flow. Key limitations of the free cash flow measure include the assumptions that we will be able to refinance our existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free cash flow is not a presentation made in accordance with GAAP. The following table presents reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS)	2015	2014	2015	2014
Net cash provided by operating activities	$401	$401	$1,179	$1,093
Plus: Excess tax benefit on stock-based compensation	—	—	26	—
Less: Capital expenditures, net	(95)	(138)	(401)	(412)
Free cash flow	$306	$263	$804	$681

EXHIBIT 99.1

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of December 31, 2015 is as follows:

(IN MILLIONS)
Gross debt as of December 31, 2015	$7,338
Less: cash and cash equivalents as of December 31, 2015	357
Net debt as of December 31, 2015	$6,981
Adjusted EBITDA for the year ended December 31, 2015	$1,858
Net debt leverage ratio as of December 31, 2015	3.76x